American Safety Insurance Holdings, Ltd.

Reports Net Earnings of $6.0 Million

HAMILTON, Bermuda, April 28, 2008 - American Safety Insurance Holdings, Ltd. (NYSE: ASI) today reported first quarter net earnings of $6.0 million, or $0.55 per diluted share, a decrease of 15%, from $7.1 million, or $0.65 per diluted share, for the same period in 2007.

Financial highlights for the quarter included:

•	Gross premiums written decreased 2% to $54.4 million.
•	Net premiums earned declined 1% to $38 million.
•	Net investment income increased 1.4% to $7.3 million.
•	Cash flow used in operations was $1.8 million compared to $18.9 million generated from operations for the same period of 2007.
•	Combined ratio was 100.4% compared to 95.5%.
•	Loss ratio was 57.9% compared to 62.4%.
•	Expense ratio increased to 42.5% from 33.1%.
•	Annualized return on average equity was 9.8% compared to 14.2% for the same period of 2007.
•	Book value per share increased to $22.11 from $21.53 at December 31, 2007.

First Quarter Results

Net earnings for the quarter decreased to $6.0 million, or $0.55 per diluted share, compared to $7.1 million, or $0.65 per diluted share, for the 2007 quarter. The decline in net earnings is the result of changes in the mix of business as premium writings for the quarter included a greater portion from newer products added as a part of the Company’s diversification strategy. The newer products will generate lower profit margins than our more mature product lines until they attain critical mass.

Revenues for the quarter were essentially flat at $46.6 million, compared to $46.1 million for the 2007 quarter. Net premiums earned for the quarter totaled $38 million, an increase of $0.3 million. Investment income was relatively flat at $7.3 million. While invested assets increased to $605 million from $569 million, the average yield on the portfolio declined 40 basis points to 4.8% due to lower rates. Uses of cash in the quarter included higher paid losses, premium payments under the casualty reinsurance treaty, acquisition of our healthcare division and repurchase of our common stock.

The combined ratio for the quarter was 100.4%, composed of a loss ratio of 57.9% and an expense ratio of 42.5%, compared to a combined ratio of 95.5%, with a loss ratio of 62.4% and an expense ratio of 33.1%, for the 2007 quarter. The decrease in the loss ratio was due primarily to the impact of the casualty reinsurance treaty as more losses were ceded than under our previous treaties. The increased expense ratio was due primarily to the impact of the casualty reinsurance treaty and the increase in the proportion of premiums generated by assumed reinsurance, which carries higher acquisition expenses.

Pursuant to our announced stock repurchase program, the Company repurchased 119,600 shares during the quarter at an average price of $17.62 per share.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer of American Safety Insurance Holdings, Ltd., said, “The first quarter demonstrated continued momentum in the execution of our product diversification plan, with $16 million, or 29% of gross premiums written coming from newer products, compared to $5.5 million, or 10%, for the first quarter of 2007. Net earnings declined 15% over the first quarter of 2007 due to the impact of the soft market. The largest contributor to the earnings decline was a 49% decrease in net premiums earned in our construction business line, historically one of our more profitable lines. This premium decrease was largely offset by premium increases in newer products that carry a lower profit margin. We also reserve these newer lines at what we believe are conservative loss ratios until there is an established track record of underwriting results. The investment in these newer products is key to our future success as they create a broader platform for growth when market conditions improve. Based on the current growth opportunities we see in assumed reinsurance, we expect to exceed our previous projection for growth in gross premiums written in 2008. However, we expect the impact of the soft market, in combination with the change in the mix of business from our original expectations, to place downward pressure on underwriting profitability, and we expect to fall short of our previous projection of 10-11% for return on equity.”

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative insurance solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated "A" (Excellent) VIII by A.M. Best.

Contacts:

American Safety Insurance Services, Inc.	American Safety Insurance Services, Inc.
Investor Relations	Media Relations
William Tepe	Julie McDonald
btepe@amsafety.com	jmcdonald@amsafety.com
(770) 916-1908	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

	Three Months Ended March 31,
	(Unaudited) 2008	(Unaudited) 2007
PREMIUM SUMMARY (in Thousands)

Gross Premiums Written: Excess and Surplus Lines Segment
Environmental	$ 13,247	$ 13,138
Construction	8,864	15,993
Excess	2,461	1,969
Healthcare	1,742	-
Products Liability	1,365	811
Property	1,849	-
Surety	2,025	1,310
Total Excess & Surplus Lines Segment	31,553	33,221
Alternative Risk Transfer Segment
Specialty Programs	14,275	19,433

Assumed Reinsurance Segment	8,526	2,769
Total Gross Premiums Written	$ 54,354	$ 55,423

Net Premiums Written:
Excess and Surplus Lines Segment
Environmental	$ 8,927	$ 10,747
Construction	6,213	15,702
Excess	221	261
Healthcare	1,132	-
Products Liability	1,080	406
Property	1,297	-
Surety	1,697	1,270
Total Excess & Surplus Lines Segment	20,567	28,386

Alternative Risk Transfer Segment
Specialty Programs	9,413	7,687

Assumed Reinsurance Segment	8,526	2,769
Total Net Premiums Written	$ 38,506	$ 38,842

Net Premiums Earned:
Excess and Surplus Lines Segment:
Environmental	$ 8,606	$ 9,526
Construction	10,353	20,365
Excess	179	227
Healthcare	84	-
Products Liability	1,015	461
Property	726	-
Surety	1,626	915
Total Excess & Surplus Lines Segment	22,589	31,494

Alternative Risk Transfer Segment
Specialty Programs	7,766	5,351

Assumed Reinsurance Segment	7,694	1,513
Total Net Premiums Earned	$ 38,049	$ 38,358

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(In thousands except per share data)

	Three Months Ended March 31,
	(Unaudited)	(Unaudited)
	2008	2007
INCOME STATEMENT DATA:
Revenues:
Direct and assumed premiums earned	$ 54,062	$ 56,635
Ceded premiums earned	(16,013)	(18,277)
Net premiums earned	38,049	38,358

Net investment income	7,327	7,224
Net realized gains	504	19
Fee income	727	516
Other income	15	17
Total revenues	46,622	46,134

Expenses:
Losses and loss adjustment expenses	22,030	23,952
Acquisition expenses	9,076	6,118
Payroll and related expenses	4,683	4,154
Real estate expenses	1	23
Interest expense	832	816
Other Expenses	3,693	3,405
Minority interest	38	15
Total expenses	40,453	38,583

Earnings before income taxes	6,169	7,551
Income taxes	148	459
Net earnings	$ 6,021	$ 7,092

Net earnings per share:
Basic	$ .56	$ .67
Diluted	$ .55	$ .65
Average number of shares outstanding:
Basic	10,696	10,556
Diluted	10,990	10,931

	As of
BALANCE SHEET DATA:	3/31/2008	12/31/2007
	(unaudited)	(audited)
Total investments	$604,813	$617,211
Total assets	932,390	934,009
Unpaid losses and loss adjustment expenses	512,267	504,779
Total liabilities	697,959	703,609
Total shareholders’ equity	234,431	230,400

Book value per share	$ 22.11	$ 21.53

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